The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
File No. 333-158301

Subject to Completion
Preliminary Prospectus Supplement dated September 9, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated March 30, 2009)

1,200,000 Shares

STIFEL FINANCIAL CORP.
Common Stock

We are offering 1,200,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “SF.” On September 8, 2009, the last reported sale price of our common stock as reported on the NYSE was $57.12 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 180,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September   , 2009.

Joint Book-Running Managers

Stifel Nicolaus	BofA Merrill Lynch

Co-Managers

Fox-Pitt Kelton Cochran Caronia Waller	Keefe, Bruyette & Woods

The date of this prospectus supplement is September   , 2009.

Prospectus Supplement

Prospectus

About This Prospectus	1
The Company	2
Where You Can Find Additional Information	2
Cautionary Statement Regarding Forward-Looking Statements	3
Risk Factors	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Capital Stock	4
Description of Debt Securities	6
Description of Warrants	7
Plan of Distribution	8
Selling Security Holders	9
Validity of Securities	9
Experts	9

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to Stifel Financial Corp., or Stifel, and its wholly-owned subsidiaries, including Stifel Nicolaus & Company, Incorporated, or Stifel Nicolaus. Unless otherwise indicated, information presented herein is as of June 30, 2009. All figures presented in this prospectus supplement with respect to our stock price, shares of common stock outstanding and related figures reflect the effect of a three-for-two split of our common stock that was effected as a dividend to stockholders of record as of May 29, 2008.

OUR BUSINESS

We are a financial services holding company headquartered in St. Louis. Our principal subsidiary is Stifel Nicolaus, a full service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc., or CSA, an independent contractor broker-dealer firm; Stifel Nicolaus Limited, or SN Ltd, our international subsidiary; and Stifel Bank & Trust, or Stifel Bank, a retail and commercial bank. With our century-old operating history, we have built a diversified business serving private clients, investment banking clients and institutional investors. Our principal activities are:

•	Private client services, including securities transaction and financial planning services;

•	Institutional equity and fixed income sales, trading and research, and municipal finance;

•	Investment banking services, including mergers and acquisitions, public offerings and private placements; and

•	Retail and commercial banking, including personal and commercial lending programs.

Our core philosophy is based upon a tradition of trust, understanding and studied advice. We attract and retain experienced professionals by fostering a culture of entrepreneurial, long-term thinking. We provide our private, institutional and corporate clients quality, personalized service, with the theory that if we place clients’ needs first, both our clients and our company will prosper. Our unwavering client and employee focus have earned us a reputation as one of the leading brokerage and investment banking firms off Wall Street.

We have grown our business both organically and through opportunistic acquisitions. Over the past several years, we have grown substantially, primarily by completing and successfully integrating a number of acquisitions, including our acquisition of the capital markets business of Legg Mason, Inc., or LM Capital Markets, from Citigroup Inc. in December 2005 and a number of more recent acquisitions, including:

•	Our acquisition of private client business and certain assets and limited liabilities of Miller Johnson Steichen Kinnard, Inc., or MJSK, in December 2006;

•	Our acquisition of Ryan Beck Holdings, Inc., or Ryan Beck, and its wholly-owned subsidiary Ryan Beck & Company, Inc., a full-service brokerage and investment banking firm, in February 2007;

•	Our acquisition of First Service Financial Company, or First Service, now Stifel Bank & Trust, a St. Louis-based bank, in April 2007; and

•	Our acquisition of Butler Wick & Company, Inc., or Butler Wick, a privately-held broker-dealer in December 2008.

In addition, on March 23, 2009, we announced that Stifel Nicolaus had entered into a definitive agreement with UBS Financial Services Inc., or UBS, to acquire certain specified branches from the UBS Wealth Management Americas branch network. As subsequently amended, we agreed to acquire 56 branches from UBS in four separate closings pursuant to this agreement. We completed an initial closing of 12 branches under this agreement on August 14, 2009, and currently expect to complete the remaining three closings on September 11, 2009, September 25, 2009 and October 16, 2009.

We do not generally engage in proprietary trading. Our inventory, which we believe is of modest size and intended to turn-over quickly, exists to facilitate order flow and to support the investment strategies of our clients. Furthermore, our balance sheet is highly liquid, without material holdings of securities that are difficult to value or remarket. We believe that our broad platform, fee-based revenues and strong distribution network position us well to take advantage of current trends within the financial services sector.

THE OFFERING

Common stock we are offering	1,200,000 shares

Common stock to be outstanding after this offering	29,754,119 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include our working capital needs and investments in our subsidiaries to support our continued growth or selective opportunistic acquisitions. For additional information, see the section of this prospectus supplement captioned “Use of Proceeds.”

Listing	Our common stock currently trades on the NYSE under the ticker symbol “SF.”

Risk factors	Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-5 and the other information included in this prospectus before investing in our securities.

At our 2009 Annual Meeting of Stockholders, which was held on June 3, 2009, our stockholders approved an amendment to our Restated Certificate of Incorporation to increase the total number of shares of common and preferred stock authorized thereunder from 33,000,000 to 100,000,000 and to increase the number of shares of common stock authorized thereunder from 30,000,000 to 97,000,000.

The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of August 31, 2009 and assumes no exercise of the underwriters’ overallotment option. In addition, the number of shares of common stock to be outstanding after this offering excludes the following, in each case as of August 31, 2009:

•	1,029,317 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted average exercise price of $8.52 per share;

•	6,756,890 restricted stock units issued under our various equity incentive plans;

•	746,950 shares of common stock issuable upon exercise of warrants issued in connection with our acquisition of Ryan Beck, with an exercise price of $24.00 per share; and

•	5,255,898 additional shares of common stock reserved for issuance pursuant to our equity incentive and stock option plans.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of and for the years ended December 31, 2006, 2007 and 2008 is derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected consolidated financial data as of and for the years ended December 31, 2004 and 2005 is derived from our audited consolidated financial statements, which are not included in this prospectus. The summary consolidated financial data for the six-month periods ended June 30, 2008 and 2009 is derived from our unaudited consolidated financial statements incorporated by reference into this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. In the opinion of management, our unaudited consolidated financial statements for the six months ended June 30, 2008 and 2009 include all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods. Results from past periods are not necessarily indicative of results that may be expected for any future period. All share and per share information for all periods presented has been adjusted for a three-for-two split of our common stock that was effected as a dividend to stockholders of record as of May 29, 2008. This selected historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, and with our consolidated financial statements and related notes incorporated by reference in this prospectus.

						Six Months Ended
	Fiscal Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share amounts)

Revenues:
Commissions	$95,894	$107,976	$199,056	$315,514	$341,090	$168,764	$155,331
Principal transactions	46,163	44,110	86,365	139,248	293,285	132,611	218,539
Investment banking	57,768	55,893	82,856	169,413	83,710	42,779	40,206
Asset management and service fees	35,504	43,476	57,713	101,610	119,926	60,244	49,476
Interest	13,101	18,022	35,804	59,071	50,148	26,356	20,476
Other income	2,759	533	9,594	8,234	688	508	2,854

Total revenues	251,189	270,010	471,388	793,090	888,847	431,262	486,882
Interest expense	4,366	6,275	19,581	30,025	18,510	10,834	5,396

Net revenues	246,823	263,735	451,807	763,065	870,337	420,428	481,486

Non-interest expenses:
Compensation and benefits	157,314	174,765	329,703	543,021	582,778	290,825	323,721
Non-compensation expenses	52,892	56,248	95,735	166,198	195,790	85,528	109,501

Total non-interest expenses	210,206	231,013	425,438	709,219	778,568	376,353	433,222

Income before income taxes	36,617	32,722	26,369	53,846	91,769	44,075	48,264
Provision for income taxes	13,469	13,078	10,938	21,676	36,267	17,396	19,272

Net income	$23,148	$19,644	$15,431	$32,170	$55,502	$26,679	$28,992

Earnings per basic common share:
Basic	$1.59	$1.33	$0.89	$1.48	$2.31	$1.14	$1.07
Diluted	$1.25	$1.04	$0.74	$1.25	$1.98	$0.99	$0.94
Weighted average number of common shares outstanding:
Basic	14,553	14,742	17,269	21,754	24,069	23,363	27,116
Diluted	18,421	18,879	20,863	25,723	28,073	26,931	30,752
Total assets	$382,314	$842,001	$1,084,774	$1,499,440	$1,558,145	$1,685,837	$2,287,992
Long-term obligations	61,767	97,182	98,379	124,242	106,860	119,128	96,781
Stockholders’ equity	131,312	155,093	220,265	424,637	593,185	465,071	702,702

						Six Months Ended
	Fiscal Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)

Net revenues:
Private Client Group	$187,477	$197,356	$231,364	$435,711	$461,431	$235,852	$241,688
Capital Markets(1)	55,485	61,570	203,608	302,931	390,726	175,950	230,608
Stifel Bank(2)	—	—	—	4,800	9,574	5,319	7,786
Other	3,861	4,809	16,835	19,623	8,606	3,307	1,404

	$246,823	$263,735	$451,807	$763,065	$870,337	$420,428	$481,486

Income/(loss) before income taxes:
Private Client Group	$47,965	$48,157	$50,218	$95,353	$97,478	$55,461	$36,096
Capital Markets(1)	15,457	15,987	42,579	60,849	91,892	37,210	57,884
Stifel Bank(2)	—	—	—	990	619	731	3,445
Other	(26,805)	(31,422)	(66,428)	(103,346)	(98,220)	(49,327)	(49,161)

	$36,617	$32,722	$26,369	$53,846	$91,769	$44,075	$48,264

(1)	The segments formerly reported as Equity Capital Markets and Fixed Income Capital Markets have been combined into a single segment called Capital Markets. Previously reported segment information has been revised to reflect this change.

(2)	The Stifel Bank segment was added beginning April 2, 2007 with our acquisition of First Service, now referred to as Stifel Bank & Trust.

RISK FACTORS

Before you invest in shares of our common stock, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the information incorporated by reference before purchasing shares of our common stock. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occurs, our business, financial condition or results of operations could be negatively affected.

Our results of operations may be adversely affected by conditions in the global financial markets and economic downturn.

Our results of operations are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Dramatic declines in the U.S. housing market over the past year, together with increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, as well as major commercial and investment banks. These write-downs, which were initially associated with mortgaged-backed securities but which have substantially spread to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide funding to even the most credit-worthy borrowers. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

The resulting economic pressures on consumers and businesses and lack of confidence in the financial markets have adversely affected our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry. It is difficult to predict how long the current economic conditions will continue and which of our businesses, industry areas, products or services will continue to be adversely affected. We may have impairment losses if events or changes in circumstances occur which may reduce the fair value of an asset below its carrying amount. As a result, these conditions could adversely affect our financial condition and results of operations. In addition, we may be subject to increased regulatory scrutiny and litigation due to these issues and events.

A significant portion of our revenue is derived from commissions, margin interest revenue, principal transactions, asset management and service fees, and investment banking fees. Accordingly, severe market fluctuations, weak economic conditions, a decline in stock prices, trading volumes, or liquidity could have an adverse affect on our profitability. Continued or further credit dislocations or sustained market downturns may result in a decrease in the volume of trades we execute for our clients, a decline in the value of securities we hold in inventory as assets, and reduced investment banking revenues. Poor economic conditions have adversely affected investor and CEO confidence, resulting in significant industry-wide declines in the size and number of underwritings and advisory transactions, which could continue to have an adverse effect on our revenues.

The fixed-income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions. As a result, fixed income instruments are experiencing liquidity issues, increased price volatility, credit downgrades, and increased likelihood of default. In addition to being hard to dispose of, securities that are less liquid are also more difficult to value. Domestic and international equity markets have also been experiencing heightened volatility and turmoil, and as a result issuers that have exposure to the real estate, mortgage and credit markets, including banks and broker-dealers, have been particularly affected. These events and the continuing market upheavals may have an adverse effect on us. In the event of a sustained market downturn, our results of operations could be adversely affected by those factors in many ways. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. Even in the absence of a sustained market downturn, we are exposed to substantial risk of loss due to market volatility.

In addition, declines in the market value of securities generally result in a decline in revenues from fees based on the asset values of client portfolios, in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our clients to fulfill their credit and settlement obligations. During market downturns, our counterparties may be less likely to complete transactions. Also, we permit our clients to purchase securities on margin. During periods of steep declines in securities prices, the value of the collateral securing client accounts margin purchases may drop below the amount of the purchaser’s indebtedness. If the clients are unable to provide additional collateral for these loans, we may lose money on these margin transactions. This may cause us to incur additional expenses defending or pursuing claims or litigation related to counterparty or client defaults.

In addition, in certain of the transactions we are required to post collateral to secure our obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one or such counterparties, we may experience delays in recovering our assets posted as collateral or may incur a loss to the extent the counterparty was holding collateral in excess of our obligation to such counterparty. There is no assurance that any such losses would not materially and adversely affect our business, financial condition and results of operations.

Recent legislative and regulatory actions, and any such future actions, to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operation, liquidity or stock price.

Recent economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus on and scrutiny of the financial services industry. In addition to the U.S. Treasury Department’s Capital Purchase Program (in which we have not participated), under the Troubled Asset Relief Program announced last fall and the new Capital Assistance Program announced in the spring (in which we have not participated), the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits, and the U.S. Congress, through the Emergency Economic Stabilization Act of 2008, and the American Recovery and Reinvestment Act of 2009 have imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs. Further, there is no assurance that these programs individually or collectively will have beneficial effects in the credit markets, will address credit or liquidity issues of companies that participate in the programs or will reduce volatility or uncertainty in the financial markets. The failure of these programs to have their intended effects could have a material adverse effect on the financial markets, which in turn could materially and adversely affect our financial condition, results of operation, liquidity or stock price.

In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. We cannot predict the substance or impact of pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

Lack of sufficient liquidity or access to capital could impair our business and financial condition.

Liquidity is essential to our business. If we have insufficient liquid assets, we will be forced to curtail our operations, and our business will suffer. Our assets, consisting mainly of cash or assets readily convertible into cash, are our principle source of liquidity. These assets are financed primarily by our equity capital, debentures to trusts, client credit balances, short-term bank loans, proceeds from securities lending, and other payables. We currently finance our client accounts and firm trading positions through ordinary course borrowings at floating interest rates from various banks on a demand basis and securities lending, with company-owned and client securities pledged as collateral. Changes in securities market volumes, related client borrowing demands, underwriting activity, and levels of securities inventory affect the amount of our financing requirements.

The capital and credit markets have been experiencing volatility and disruption since early 2008, and reached unprecedented levels since the fall of 2008. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material to our business, financial condition and results of operations and affect our ability to access capital.

Our liquidity requirements may change in the event we need to raise more funds than anticipated to increase inventory positions, support more rapid expansion, develop new or enhanced services and products, acquire technologies, or respond to other unanticipated liquidity requirements. We rely exclusively on financing activities and distributions from our subsidiaries for funds to implement our business and growth strategies, and repurchase our shares. Net capital rules, restrictions under our long-term debt, or the borrowing arrangements of our subsidiaries, as well as the earnings, financial condition, and cash requirements of our subsidiaries, may each limit distributions to us from our subsidiaries.

In the event existing internal and external financial resources do not satisfy our needs, we may have to seek additional outside financing. The availability of outside financing will depend on a variety of factors, such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, credit ratings, and credit capacity, as well as the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses or if the level of our business activity decreased due to a market downturn or otherwise. We currently do not have a credit rating, which could adversely affect our liquidity and competitive position by increasing our borrowing costs and limiting access to sources of liquidity that require a credit rating as a condition to providing funds.

Current trends in the global financial markets could cause significant fluctuations in our stock price.

Stock markets in general, and stock prices of financial services firms in particular, including us, have in recent years, and particularly in recent months, experienced significant price and volume fluctuations. The market price of our common stock may continue to be subject to similar market fluctuations which may be unrelated to our operating performance or prospects, and increased volatility could result in an overall decline in the market price of our common stock. Factors that could significantly impact the volatility of our stock price include:

•	developments in our business or in the financial sector generally, including the effect of direct governmental action in the financial markets generally and with respect to financial institutions in particular;

•	regulatory changes affecting our operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or asset valuations or volatility.

Significant declines in the market price of our common stock or failure of the market price of our common stock to increase could harm our ability to recruit and retain key employees, including our executives and financial advisors and other key professional employees and those who have joined us from companies we have acquired, reduce our access to debt or equity capital and otherwise harm our business or financial condition. In addition, we may not be able to use our common stock effectively as consideration in connection with future acquisitions.

We face intense competition in our industry.

All aspects of our business and of the financial services industry in general are intensely competitive. We expect competition to continue and intensify in the future. Our business will suffer if we do not compete successfully. We compete on the basis of a number of factors, including the quality of our financial advisors and associates, the quality and selection of our investment products and services, pricing (such as execution pricing and fee levels), and reputation. Because of recent market unrest and increased government intervention, the financial services industry has recently undergone significant consolidation, which has further concentrated equity capital and other financial resources in the industry and further increased competition. Many of our competitors use their significantly greater financial capital and scope of operations to offer their customers more products and services, broader research capabilities, access to international markets, and other products and services not currently offered by us.

We compete directly with national full-service broker-dealers, investment banking firms, and commercial banks and, to a lesser extent, with discount brokers and dealers and investment advisors. In addition, we face competition from new entrants into the market and increased use of alternative sales channels by other firms. Domestic commercial banks and investment banking boutique firms have entered the broker-dealer business, and large international banks have begun serving our markets as well. Legislative and regulatory initiatives intended to ease restrictions on the sale of securities and underwriting activities by commercial banks have increased competition. We also compete indirectly for investment assets with insurance companies, real estate firms, hedge funds and others. This increased competition could cause our business to suffer.

The industry of electronic and/or discount brokerage services is continuing to develop. Increased competition from firms using new technology to deliver these products and services may materially and adversely affect our operating results and financial position. Competitors offering internet-based or other electronic brokerage services may have lower costs and offer their customers more attractive pricing and more convenient services than we do. In addition, we anticipate additional competition from underwriters who conduct offerings of securities through electronic distribution channels, bypassing financial intermediaries such as us altogether. These and other competitive pressures may have an adverse affect on our competitive position and, as a result, our operations, financial condition and liquidity.

Regulatory and legal developments could adversely affect our business and financial condition.

The financial services industry is subject to extensive regulation and broker-dealers and investment advisors are subject to regulations covering all aspects of the securities business. We could be subject to civil liability, criminal liability, or sanctions, including revocation of our subsidiaries’ registrations as investment advisors or broker-dealers, revocation of the licenses of our financial advisors, censures, fines, or a temporary suspension or permanent bar from conducting business, if we violate such laws or regulations. Any such liability or sanction could have a material adverse effect on our business, financial condition and prospects. Moreover, our independent contractor subsidiaries, CSA and SN Ltd give rise to a potentially higher risk of noncompliance because of the nature of the independent contractor relationships involved.

Our banking operations also expose us to a risk of loss resulting from failure to comply with banking laws. In light of current conditions in the U.S. financial markets and the economy, regulators have increased their focus on the regulation of the financial services industry, including introducing proposals for new legislation. We are unable to predict whether any of these proposals will be implemented and in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. We also may be adversely affected as a result of changes in federal, state or foreign tax laws, or by changes in the interpretation or enforcement of existing laws and regulations. For additional information regarding our regulatory environment and our approach to managing regulatory risk, see the section entitled “Business Regulation” of Item 1 and Item 7A “Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report on Form 10-K for the year ended December 31, 2008, as well as Item 3 “Quantitative and Qualitative Disclosures About Market Risk” of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein.

In turbulent economic times such as these, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have historically increased. These risks include potential liability under securities and other laws for alleged materially false or misleading statements made in connection with securities offerings and other transactions, issues related to the suitability of our investment advice based on our clients’ investment objectives, and potential liability for other advice we provide to participants in strategic transactions. Legal actions brought against us may result in judgments, settlements, fines, penalties or other results, any of which could materially adversely affect our business, financial condition or results of operations, or cause us serious reputational harm.

Significant regulatory and legal developments could adversely affect our business.

Since February 2008, the auctions through which most auction rate securities, or ARS, are sold and interest rates are determined have failed, resulting in the lack of liquidity for these securities. We, like other firms in the financial services industry, have received inquiries from the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, and several state regulatory authorities requesting information concerning our transactions in ARS for our clients. We have also been named in a civil class action lawsuit and in separate actions filed by the Missouri Secretary of State and by the Commonwealth of Virginia relating to the sale of ARS. While we are working with other industry participants in order to resolve issues relating to ARS and are exploring a range of potential solutions, we anticipate that the regulatory authorities will conduct further review and inquiry on these matters. Those regulatory authorities may initiate proceedings against us and our employees that seek censures, fines or a temporary suspension or permanent bar from conducting business in their respective jurisdictions if we are found to have violated such laws or regulations.

On June 23, 2009, we announced that Stifel Nicolaus had received acceptance from approximately 95 percent of its clients that are eligible to participate in its voluntary plan to repurchase 100 percent of their ARS. The eligible ARS were purchased by our retail clients before the collapse of the ARS market in February 2008. We estimate that our retail clients who are participating in the voluntary plan to repurchase held $115,195,000 of eligible ARS at August 31, 2009 after we purchased $40,250,000 of ARS from eligible customers during the second quarter.

As part of the first phase, we repurchased at par the greater of 10% or $25,000 of eligible ARS. After the initial repurchases, the voluntary plan provides for additional repurchases from eligible investors during each of the next three years. During phases, two, three and four, assuming no additional redemptions, we estimate that we will repurchase up to $21,625,000, $15,475,000 and $78,095,000, which will be completed by each June 30 of 2010, 2011 and 2012, respectively.

We have recorded a liability for our estimated exposure to the voluntary repurchase plan based upon a net present value calculation, which is subject to change and future events, including redemptions. ARS redemptions have been at par and we believe will continue to be at par over the voluntary repurchase period. Future periods’ results may be affected by changes in estimated redemption rates or changes in the fair value of ARS.

A civil lawsuit was filed in Wisconsin state court against Stifel and Stifel Nicolaus, as well as Royal Bank of Canada Europe Ltd., or RBC and certain other RBC entities, by the school districts and the individual trustees for other post-employment benefit, or OPEB, trusts established by those school districts on September 29, 2008. The lawsuit arises out of the purchase of certain collateralized debt obligations, or CDOs, by the OPEB trusts. The RBC entities structured and served as “arranger” for the CDOs. We served as placement agent/broker in connection with the purchase of the investments by the OPEB trusts. The total amount of the investments made by the OPEB trusts was $200,000,000. The plaintiffs in the lawsuit assert that the school districts contributed $37,500,000 to the OPEB trusts to purchase the investments. The balance of

$162,500,000 used to purchase the investments was borrowed by the OPEB trusts. The recourse of the lender is the OPEB trust assets and the moral obligation of the school districts. The plaintiffs claim that the RBC entities and Stifel Nicolaus and our company either made representations or failed to disclose material facts in connection with the sale of the CDOs in violation of the Wisconsin Securities Act. We have filed a motion to dismiss the lawsuit, which is currently pending with the court. While we believe that the plaintiffs reviewed and understood the relevant offering materials, that the investments were suitable based upon, among other things, our receipt of a written acknowledgement of risks from the plaintiffs, and that, based upon currently available information and review with outside counsel, we have meritorious defenses to this lawsuit and intend to vigorously defend all of the plaintiffs’ claims, we cannot assure investors that we will be successful in defending against the plaintiffs’ claims.

For a discussion of our legal matters, including ARS and OPEB, and our approach to managing legal risk, see Item 3, “Legal Proceedings” and Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report on Form 10-K for the year ended December 31, 2008, as well as Item 1 “Legal Proceedings” and Item 3 “Quantitative and Qualitative Disclosures About Market Risk” of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein.

Failure to comply with regulatory capital requirements would significantly harm our business.

The Securities and Exchange Commission, or the SEC, requires broker-dealers to maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These rules require Stifel Nicolaus and CSA, our broker-dealer subsidiaries, to maintain a substantial portion of their assets in cash or highly liquid investments. Failure to maintain the required net capital may subject our broker-dealer subsidiaries to limitations on their activities, or in extreme cases, suspension or revocation of their registration by the SEC and suspension or expulsion by FINRA and other regulatory bodies, and, ultimately, liquidation. Our international subsidiary, SN Ltd, is subject to similar limitations under applicable laws in the United Kingdom. Failure to comply with the net capital rules could have material and adverse consequences, such as:

•	limiting our operations that require intensive use of capital, such as underwriting or trading activities; or

•	restricting us from withdrawing capital from our subsidiaries, even where our broker-dealer subsidiaries have more than the minimum amount of required capital. This, in turn, could limit our ability to implement our business and growth strategies, pay interest on and repay the principal of our debt and/or repurchase our shares.

In addition, a change in the net capital rules or the imposition of new rules affecting the scope, coverage, calculation, or amount of net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects. In addition, as a bank holding company, we and our bank subsidiary are subject to various regulatory requirements administered by the federal banking agencies, including capital adequacy requirements pursuant to which we and our bank subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See the section entitled “Business — Regulation” of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, for additional information regarding our regulatory environment.

We have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability.

In recent years, our business has experienced significant pricing pressures on trading margins and commissions in debt and equity trading. In the fixed income market, regulatory requirements have resulted in greater price transparency, leading to increased price competition and decreased trading margins. In the equity market, we have experienced increased pricing pressure from institutional clients to reduce commissions, and this pressure has been augmented by the increased use of electronic and direct market access trading, which has created additional competitive downward pressure on trading margins. The trend towards using alternative trading systems is continuing to grow, which may result in decreased commission and trading revenue, reduce our participation in the trading markets and our ability to access market information, and lead to the creation of new and stronger competitors. Institutional clients also have pressured financial services firms to alter “soft dollar” practices under which brokerage firms bundle the cost of trade execution with research products and services. Some institutions are entering into arrangements that separate (or “unbundle”) payments for research products or services from sales commissions. These arrangements have increased the competitive pressures on sales commissions and have affected the value our clients place on high-quality research. Additional pressure on sales and trading revenue may impair the profitability of our business. Moreover, our inability to reach agreement regarding the terms of unbundling arrangements with institutional clients who are actively seeking such arrangements could result in the loss of those clients, which would likely reduce our institutional commissions. We believe that price competition and pricing pressures in these and other areas will continue as institutional investors continue to reduce the amounts they are willing to pay, including by reducing the number of brokerage firms they use, and some of our competitors seek to obtain market share by reducing fees, commissions or margins.

Our underwriting and market-making activities place our capital at risk.

We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the anticipated price levels. As an underwriter, we also are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings we underwrite. As a market maker, we may own large positions in specific securities, and these undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

Our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business.

Our people are our most valuable asset. Our ability to develop and retain our client base and to obtain investment banking and advisory engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of highly skilled and often highly specialized employees, including our executive officers. The unexpected loss of services of any of these key employees and executive officers, or the inability to recruit and retain highly qualified personnel in the future, could have an adverse effect on our business and results of operations.

Financial advisors typically take their clients with them when they leave us to work for a competitor. From time to time, in addition to financial advisors, we have lost equity research, investment banking, public finance, institutional sales and trading professionals, and in some cases, clients, to our competitors.

Competition for personnel within the financial services industry is intense. The cost of retaining skilled professionals in the financial services industry has escalated considerably, as competition for these professionals has intensified. Employers in the industry are increasingly offering guaranteed contracts, upfront payments, and increased compensation. These can be important factors in a current employee’s decision to leave us as well as a prospective employee’s decision to join us. As competition for skilled professionals in the industry increases, we may have to devote more significant resources to attracting and retaining qualified personnel. In particular, our financial results may be adversely affected by the amortization costs incurred by us in connection with the upfront loans we offer to financial advisors.

Moreover, companies in our industry whose employees accept positions with competitors frequently claim that those competitors have engaged in unfair hiring practices. We are currently subject to several such claims and may be subject to additional claims in the future as we seek to hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits. Such claims could also discourage potential employees who currently work for our competitors from joining us.

We may recruit financial advisors, make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expenses and have disruptive effects on our business and may strain our resources.

Our growth strategies have included, and will continue to include, the recruitment of financial advisors and future acquisitions or joint ventures with other businesses. Since December 2005, we have completed five acquisitions: LM Capital Markets in 2005, the private client business of MJSK in 2006, Ryan Beck and First Service in 2007, and Butler Wick in 2008. In addition, on March 23, 2009, we announced that Stifel Nicolaus had entered into a definitive agreement with UBS to acquire certain branches from the UBS Wealth Management Americas branch network. As subsequently amended, this agreement provides for Stifel Nicolaus to acquire an aggregate of 56 branches from UBS. Stifel Nicolaus and UBS have agreed to effectuate four closings to complete the transactions contemplated by this agreement. The first closing, of 12 UBS branches, was consummated as scheduled on August 14, 2009, and we currently expect to complete the remaining three closings on September 11, 2009, September 25, 2009 and October 16, 2009. These acquisitions or any acquisition or joint venture that we determine to pursue will be accompanied by a number of risks. The growth of our business and expansion of our client base has strained, and may continue to strain, our management and administrative resources. Costs or difficulties relating to such transactions, including integration of financial advisors, and other employees, products and services, technology systems, accounting systems and management controls, may be greater than expected. Unless offset by a growth of revenues, the costs associated with these investments will reduce our operating margins. In addition, because, as noted above, financial professionals typically take their clients with them when they leave, if key employees or other senior management personnel of the firms we have acquired determine that they do not wish to remain with our company over the long term or at all, we would not inherit portions of the client base of those firms, which would reduce the value of those acquisitions to us.

In addition to past growth, we cannot assure investors that we will be able to manage our future growth successfully. The inability to do so could have a material adverse effect on our business, financial condition and results of operations. After we announce or complete any given acquisition or joint venture in the future, our share price could decline if investors view the transaction as too costly or unlikely to improve our competitive position. We may be unable to retain key personnel after any such transaction, and the transaction may impair relationships with customers and business partners. These difficulties could disrupt our ongoing business, increase our expenses and adversely affect our operating results and financial condition. In addition, we may be unable to achieve anticipated benefits and synergies from any such transaction as fully as expected or within the expected time frame. Divestitures or elimination of existing businesses or products could have similar effects.

Moreover, to the extent we pursue increased expansion to different geographic markets or grow generally through additional strategic acquisitions, we cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. Such acquisitions could be of significant size and involve firms located in regions of the United States where we do not currently operate, or internationally. To acquire and integrate a separate organization would further divert management attention from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may need to borrow money to finance acquisitions, which would increase our leverage. Such funds might not be available on terms as favorable to us as our current borrowing terms or at all.

We may not realize the expected benefits of the acquisition of certain branches from UBS.

We may be unable to take advantage of the opportunities we expect to obtain in the acquisition of certain UBS branches, including strengthening of our existing private client business. Financial advisors who have agreed to join us may leave UBS prior to closing, and those financial advisors who join us from UBS may not stay with Stifel Nicolaus. Moreover, while we have completed the first of four scheduled closings to effectuate the transactions contemplated by Stifel Nicolaus’s agreement with UBS, we cannot provide any assurance that the remaining closings will occur as scheduled. Additionally, the UBS branches to be acquired by us are also subject to many, if not all, of the same risks faced by our business described herein. Further, the process of integrating the acquired UBS branches with our operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention, any delays or difficulties encountered in connection with the acquisition of these branches and the related operational integration and the costs associated with these activities could harm our business, results of operations, financial condition or prospects.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

We seek to manage, monitor and control our operational, legal and regulatory risk through operational and compliance reporting systems, internal controls, management review processes and other mechanisms; however, there can be no assurance that our procedures will be fully effective. Further, our risk management methods are based on an evaluation of information regarding markets, clients and other matters that are based on assumptions that may no longer be accurate. In addition, we have undergone significant growth in recent years. A failure to adequately manage our growth, or to effectively manage our risk, could materially and adversely affect our business and financial condition. We must also address potential conflicts of interest that arise in our business. We have procedures and controls in place to address conflicts of interest, but identifying and managing potential conflicts of interest can be complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. See Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, and Item 3, “Quantitative and Qualitative Disclosures About Market Risk,” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein, for more information on how we monitor and manage market and certain other risks.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which are important to attract and retain financial advisors.

We rely extensively on electronic data processing and communications systems. The brokerage and investment banking industry continues to undergo technological change, with periodic introductions of new technology-driven products and services. In addition to better serving our clients, the effective use of technology increases efficiency and enables our company to reduce costs. Our future success will depend in part upon our ability to successfully maintain and upgrade our systems and our ability to address the needs of our clients by using technology to provide products and services that will satisfy their demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively upgrade our systems, implement new technology-driven products and services or be successful in marketing these products and services to our clients.

Our operations and infrastructure and those of the service providers upon which we rely may malfunction or fail.

Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

We have outsourced certain aspects of our technology infrastructure, including trade processing, data centers, disaster recovery systems, and wide area networks, as well as market data servers, which constantly broadcast news, quotes, analytics, and other important information to the desktop computers of our financial advisors. We contract with other vendors to produce, batch, and mail our confirmations and customer reports.

We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, there can be no guarantee that future disruptions with these providers will not occur.

We also face the risk of operational failure, termination or capacity constraints of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients’ or counterparties’ confidential and other information processed, stored in and transmitted through our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations which could result in significant losses or reputational damage. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance maintained by us.

We may suffer losses if our reputation is harmed.

Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail to deal with, or appear to fail to deal with, various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

Our current stockholders may experience dilution in their holdings if we issue additional shares of common stock as a result of future offerings or acquisitions where we use our common stock.

As part of our business strategy, we may continue to seek opportunities for growth through strategic acquisitions, in which we may consider issuing equity securities as part of the consideration. Additionally, we may obtain additional capital through the public or private sale of equity securities. If we sell equity securities, the value of our common stock could experience dilution. Furthermore, these securities could have rights, preferences and privileges more favorable than those of the common stock. Moreover, if we issue additional shares of common stock in connection with future acquisitions or as a result of a financing, investors ownership interest in our company will be diluted.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to stockholders of our common stock, including purchasers of common stock in this offering. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock or securities convertible into or exchangeable for common stock made after this offering or in anticipation of such sales.

We are subject to an increased risk of legal proceedings, which may result in significant losses to us that we cannot recover. Claimants in these proceedings may be customers, employees, or regulatory agencies, among others, seeking damages for mistakes, errors, negligence or acts of fraud by our employees.

Many aspects of our business subject us to substantial risks of potential liability to customers and to regulatory enforcement proceedings by state and federal regulators. Participants in the financial services industry face an increasing amount of litigation and arbitration proceedings. Dissatisfied clients regularly make claims against broker-dealers and their employees for, among others, negligence, fraud, unauthorized trading, suitability, churning, failure to supervise, breach of fiduciary duty, employee errors, intentional misconduct, unauthorized transactions by financial advisors or traders, improper recruiting activity, and failures in the processing of securities transactions. These types of claims expose us to the risk of significant loss. Acts of fraud are difficult to detect and deter, and while we believe our supervisory procedures are reasonably designed to detect and prevent violations of applicable laws, rules and regulations, we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. In our role as underwriter and selling agent, we may be liable if there are material misstatements or omissions of material information in prospectuses and other communications regarding underwritten offerings of securities. At any point in time, the aggregate amount of existing claims against us could be material. While we do not expect the outcome of any existing claims against us to have a material adverse impact on our business, financial condition, or results of operations, we cannot assure you that these types of proceedings will not materially and adversely affect our company. We do not carry insurance that would cover payments regarding these liabilities, with the exception of fidelity coverage with respect to certain fraudulent acts of our employees. In addition, our by-laws provide for the indemnification of our officers, directors, and employees to the maximum extent permitted under Delaware law. In the future, we may be the subject of indemnification assertions under these documents by our officers, directors or employees who have or may become defendants in litigation. These claims for indemnification may subject us to substantial risks of potential liability. For a discussion of our legal matters (including ARS) and our approach to managing legal risk, see Item 3, “Legal Proceedings” of our Annual Report on Form 10-K for the year ended December 31, 2008, as well as Item 1 “Legal Proceedings” of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein.

In addition to the foregoing financial costs and risks associated with potential liability, the costs of defending litigation and claims has increased over the last several years. The amount of outside attorneys’ fees incurred in connection with the defense of litigation and claims could be substantial and might materially and adversely affect our results of operations as such fees occur. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby substantially increasing the costs incurred to resolve this litigation.

Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with which we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with which we do business.

Provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock.

Our articles of incorporation and bylaws and Delaware law contain provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to prospective acquirors and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of

15% or more of our outstanding common stock. We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders.

Further, at our 2009 Annual Meeting of Stockholders, which was held on June 3, 2009, our stockholders approved an amendment to our Restated Certificate of Incorporation to increase the total number of shares of stock authorized thereunder. The adoption of this amendment could render more difficult any attempted takeover of Stifel that is opposed by Stifel’s board of directors. The board of directors may issue, without further action or approval of the stockholders, additional shares of common stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change in control of Stifel. Additionally, the issuance of additional shares of common stock could lead to the dilution of existing stockholders.

As an equity security, our common stock is effectively junior to our existing and future indebtedness.

Our common stock is an equity security, and will, in effect, rank junior to all of our existing and future indebtedness, any preferred stock that we may issue in the future, and to other non-equity claims on us and our assets available to satisfy claims on us. Our existing and future indebtedness may restrict payment of dividends on our common stock. Additionally, we do not currently pay dividends on our common stock and, unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of common stock, (1) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. Our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or issue preferred stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. All statements in this prospectus and the information incorporated by reference in it not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this prospectus and the information incorporated by reference in it are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include: our ability to successfully integrate acquired companies or to complete the acquisition of the branch offices and financial advisors as part of the our transaction with UBS; a material adverse change in our financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services; and the risks and other factors set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement. Forward-looking statements speak only as to the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. We disclaim any intent or obligation to update these forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, which may include our working capital needs, investments in our subsidiaries to support our continued growth or selective opportunistic acquisitions.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE and the Chicago Stock Exchange, or the CSX, under the symbol “SF.” Set forth below are the high and low sales prices for our common stock as reported by the NYSE for the two most recently completed fiscal years, the first two fiscal quarters of the current fiscal year and the period from July 1, 2009 through September 8, 2009:

	Low	High

2007
First Quarter	$24.77	$34.81
Second Quarter	$28.29	$41.27
Third Quarter	$32.51	$41.36
Fourth Quarter	$29.37	$42.32
2008
First Quarter	$24.67	$35.02
Second Quarter	$28.12	$39.71
Third Quarter	$31.56	$60.61
Fourth Quarter	$30.42	$50.00
2009
First Quarter	$29.13	$48.41
Second Quarter	$41.00	$52.33
Third Quarter (through 9/8/09)	$43.43	$57.23

On September 8, 2009, the closing price for our common stock as reported on the NYSE was $57.12. As of August 31, 2009, there were approximately 8,000 holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009:

•	on an actual basis; and

•	on an as-adjusted basis, to give effect to the sale of 1,200,000 shares of common stock offered by us at a public offering price of $ per share in this offering, and after deducting the underwriting discount and our estimated offering expenses.

	As of June 30, 2009
	Actual	As Adjusted
	(In thousands, except share amounts)

Cash and cash equivalents	$184,282	$
Short-term debt:
Short-term borrowings from banks	212,300		212,300
Long-term debt:
Long-term debt	14,281		14,281
Long-term debt — trust preferred securities	82,500		82,500
Stockholders’ equity:
Preferred stock — $1.00 par value; authorized 3,000,000 shares; none issued	—		—
Common stock — $0.15 par value; authorized 97,000,000 shares; 28,396,540 issued actual and 29,596,540 shares issued, as adjusted, respectively	4,259
Additional paid-in-capital	505,195
Retained earnings	198,265
Accumulated other comprehensive loss	(4,183)		(4,183)

	703,536
Unearned employee stock ownership plan shares, at cost, 130,153 shares	(834)		(834)

Total stockholders’ equity	702,702

Total long-term debt and stockholders’ equity	$799,483	$

Please refer to “The Offering” above for a description of options, stock units and warrants outstanding as of June 30, 2009.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 31, 2009, we had 28,554,119 shares of common stock outstanding. All of these shares, including the shares sold in this offering, will be available for immediate sale in the public market as of the date of this prospectus supplement subject to the limitations described below. Any shares purchased by our affiliates, including Stifel Nicolaus, may generally only be sold pursuant to a registration statement or an exemption from registration, including in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

In addition, as of August 31, 2009, 746,950 shares of our common stock were issuable upon the exercise of warrants issued in connection with the Ryan Beck acquisition at an exercise price of $24.00 per share. We have registered for resale shares issuable upon exercise of such warrants. Finally, at August 31, 2009, under our various incentive stock plans we had an aggregate of (1) 1,029,317 options outstanding at a weighted-average exercise price of $8.52 and a weighted-average contractual life of 3.22 years, (2) 6,756,890 stock units outstanding and (3) 5,255,898 additional shares of common stock reserved for issuance pursuant to our equity incentive and stock option plans.

Lock-Up Agreements

We, our executive officers and directors have agreed that for a period of 90 days from the date of this prospectus supplement, we will not and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated , on behalf of the underwriters, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

Rule 144

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months and is an affiliate (as that term is defined in Rule 144), would be entitled to sell in any three-month period up to the greater of:

•	1% of the then-outstanding common shares immediately after this offering; and

•	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales by affiliates under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us.

In addition, under Rule 144, a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least six months is entitled to sell them without restriction, provided that until the shares have been held for at least one year, they may only be sold subject to the availability of current public information about us.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for United States federal tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia; (iii) a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes); (iv) an estate the income of which is subject to United States federal income taxation regardless of its source; or (v) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all of the trust’s substantial decisions or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Furthermore, this discussion does not address: (i) all aspects of United States federal income and estate taxation that may be applicable to investors in light of their particular circumstances; (ii) United States federal gift tax consequences, or United States state or local or non-U.S. tax consequences; (iii) the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder; (iv) special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or (v) special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in this offering, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners should consult their tax advisors about the United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock.

The following discussion is based on provisions of the Code, applicable United States Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, local, and non-U.S. income and other tax considerations with respect to the purchase, ownership and disposition of our common stock.

Dividends

As discussed under “Risk Factors” above, we do not currently pay dividends on our common stock. In the event that we do make distributions on our common stock, those distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under Untied States federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and first reduce the non-U.S. holder’s basis in our common stock (but not below zero) and then will be treated as gain from the sale of our common stock.

We will withhold United States federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed United States Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that satisfies the requirements for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold United States federal income tax if the non-U.S. holder provides a properly executed United States Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates in the same manner as if the non-U.S. holder were a resident of the United States and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, has a “tax home” in the U.S. (within the meaning of Section 865(g)(1)(A)(i)(II) of the Code) and is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax (even though the non-U.S. holder is not considered a resident alien under the Code); or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for United States federal income tax purposes at any time during the shorter of the 5-year period ending on the date or disposition of our common stock or the period the non-U.S. holder held our common stock. Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, our common stock will be treated as United States real property interests only if the non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date of disposition of our common stock or the period the non-U.S. holder held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to United States federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is a not a United States citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, and, therefore, United States federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service, or the IRS, and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, United States Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable United States Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%), unless the 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of withholding described above applies.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the United States office of any broker, United States or non-U.S., or through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of United States federal income and estate tax considerations is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any federal, state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the respective number of shares set forth opposite the name of such underwriter.

Number
Underwriter	of Shares

Stifel, Nicolaus & Company, Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC
Keefe, Bruyette & Woods, Inc.

Total	1,200,000

The maximum underwriting compensation in connection with an offering will not exceed 8% of gross proceeds. One of the underwriters, Stifel Nicolaus, is our principal subsidiary. Because we are deemed to be an affiliate of Stifel Nicolaus under applicable FINRA rules, the offering will be conducted in accordance with FINRA Conduct Rule 2720.

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

The underwriters, for whom Stifel, Nicolaus & Company, Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price less a discount not in excess of $      per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $      per share to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase an aggregate of up to 180,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter’s initial purchase commitment.

We, our executive officers and directors have agreed that for a period of 90 days from the date of this prospectus supplement, that we will not and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, subject to certain exceptions, offer to sell or otherwise transfer or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

Merrill Lynch, Pierce, Fenner & Smith Incorporated in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our common stock is traded on the NYSE and the CSX under the symbol “SF.”

The following table shows the underwriting discount to be paid to the underwriters by Stifel in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Stifel
	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the NYSE, the CSX or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

We estimate that the total expenses of this offering will be approximately $200,000.

The representatives have performed certain investment banking and advisory services for Stifel from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for Stifel in the ordinary course of their business.

Stifel has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Notice to Prospectus Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of Shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares through any financial intermediary, other than offers made by underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares which are the subject of the offering contemplated by this prospectus under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospectus Investors in Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document , do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to the shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common stock is listed on the NYSE and the CSX under the symbol “SF.”

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 27, 2009;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 11, 2009 and for the three months ended June 30, 2009, filed with the SEC on August 10, 2009;

•	our Current Reports on Form 8-K filed with the SEC on March 23, 2009, May 11, 2009, June 4, 2009, August 14, 2009 and August 18, 2009 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering.

We will provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this prospectus. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and phone number: Stifel Financial Corp., Investor Relations, 501 N. Broadway, St. Louis, Missouri 63102, (314) 342-2000.

LEGAL MATTERS

Certain legal matters with regard to the shares of common stock offered by this prospectus will be passed upon by Bryan Cave LLP, St. Louis, Missouri, counsel to Stifel Financial Corp. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher and Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of and for the year ended December 31, 2008 incorporated in this prospectus supplement by reference from Stifel Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. The consolidated financial statements and the related financial statement schedules as of and for each of the years in the two-year period ended December 31, 2007 incorporated in this prospectus supplement by reference from Stifel Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

STIFEL FINANCIAL CORP.

Common Stock  •   Preferred Stock  •   Debt Securities  •   Warrants

We may offer from time to time, in one or more series, any one or any combination of the following:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities; or

•	warrants.

Our common stock is traded on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CSX”) under the symbol “SF.” Unless we state otherwise in a prospectus supplement, we will not list any of the preferred stock, debt securities or warrants on any securities exchange.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in any of our securities.

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest in any of our securities.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not only assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context indicates otherwise, all references in this report to Stifel, the Company, us, we, or our include Stifel Financial Corp. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with additional information described under the heading “Where You Can Find Additional Information.”

THE COMPANY

We are a financial services holding company headquartered in St. Louis, Missouri. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), a full service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc. (“CSA”), an independent contractor broker-dealer firm, Stifel Nicolaus Limited (“SN Ltd”), our international subsidiary, and Stifel Bank & Trust (“Stifel Bank”), a retail and commercial bank. With our century-old operating history, we have built a diversified business focused primarily on serving private clients, institutional investors and investment banking clients located across the country. We have grown both organically as well as through acquisitions, including our acquisitions of (1) the Capital Markets business of Legg Mason in 2005; (2) Ryan Beck & Company, Inc., a full-service brokerage and investment banking firm in 2007; (3) First Service Financial Company, a St. Louis-based bank holding company in 2007 and (4) Butler Wick & Company, Inc., a broker-dealer firm on December 31, 2008.

Our principal activities are: (1) private client services, including securities transactions and financial planning services; (2) institutional equity and fixed income sales and trading; (3) investment banking, including public offerings, private placements, and mergers and acquisitions, and (4) retail and commercial banking, including personal and commercial lending programs. Our proprietary, highly-regarded securities research product is important to all of these businesses.

Our private client business consists of an extensive network of financial advisors located in branch offices nationally, with a concentration in the Midwest and Mid-Atlantic regions, and with a growing presence in the Northeast, Southeast and Western United States. Our private client professionals provide retail brokerage and financial advisory services to individuals. Our institutional equity and fixed income sales and trading business provide services to institutional investors and money managers as well as municipalities and corporations in the United States. In addition, SN Ltd provides equity sales and trading services to institutional investors in Europe through its offices located in London, Geneva and Madrid. Our investment banking business focuses on middle market companies as well as on larger companies in targeted industries where we have particular expertise.

CSA is a broker-dealer serving independent securities brokers nationwide. Through Stifel Bank we offer retail and commercial banking services to meet the needs of our clients, including personal loan programs, commercial lending programs and other banking products.

On May 12, 2008, our Board of Directors authorized a 50% stock dividend, which was made in the form of a three-for-two stock split to shareholders of record on May 29, 2008 and distributed on June 12, 2008. All share and per share amounts in this Registration Statement on Form S-3 reflect this stock split.

Our principal executive offices are located at 501 North Broadway, St. Louis, Missouri, 63102 and our telephone number is (314) 342-2000. We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders;

•	Current Reports on Form 8-K dated March 23, 2009 (except, in any case, the portions furnished and not filed pursuant to Item 7.01 or otherwise); and.

•	Description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.

You may also request copies of our filings, free of charge, by telephone at (314) 342-2000 or by mail at: Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, attention: Investor Relations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business. These forward looking statements include, among other things, statements other than historical information or statements of current condition and may relate to our future plans and objectives and results, and also may include our belief regarding the effect of various legal proceedings, as set forth under “Legal Proceedings” in Part I, Item 3 of our Annual Report on Form 10-K, which is incorporated by reference herein. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors discussed in Item 1A, “Risk Factors”, as well as those factors discussed under “External Factors Impacting Our Business” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K, which is incorporated by reference herein.

You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include statements relating to:

•	our goals, intentions and expectations;

•	our business plans and growth strategies;

•	our ability to integrate and manage our acquired businesses;

•	estimates of our risks and future costs and benefits; and

•	forecasted demographic and economic trends relating to our industry.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the documents incorporated by reference. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events, unless we are obligated to do so under federal securities laws.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus used in connection with an offering of our securities, before making an investment decision, including those risks identified under Item IA. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the consolidated financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense plus the interest component of lease rental expense.

	Year Ended December 31,
	2003		2004		2005		2006		2007		2008

Ratio of Earnings to Fixed Charges	4.14	x	5.84	x	4.44	x	2.08	x	2.35	x	4.16x

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 3,000,000 shares of preferred stock, par value $1.00 per share, and 30,000,000 shares of common stock, par value $0.15 per share.

Preferred Stock

Any number of the 3,000,000 authorized shares of preferred stock may be issued from time to time in one or more series of preferred stock. The designations, the relative preferences and participating, optional and other special rights, and the qualifications, limitations or restrictions of other series, if any, may differ from those of any and all other series, and, pursuant to our certificate of incorporation, our Board of Directors is authorized to fix by resolution or resolutions prior to the issuance of any shares of any series of preferred stock, the designation, preferences, relative, participating, optional and other special rights or the qualifications, limitations or restrictions of such series, including without limiting the generality of the foregoing, the following:

•	the date and time at which, and the terms and conditions on which, dividends on such series of preferred stock shall be paid;

•	the right, if any of the holders of shares of such series of preferred stock to vote and the manner of voting, except as may otherwise be provided by the General Corporation Law of the State of Delaware;

•	the right, if any, of the holders of shares of such series of preferred stock to convert the same into or exchange the same for other classes of our stock and the terms and conditions for such conversion and exchange;

•	the redemption price or prices and the time at which, and the terms and conditions on which, the shares of such series of preferred stock may be redeemed;

•	the rights of the holders of shares of such series of preferred stock upon the voluntary or involuntary liquidation, distribution, or sale of assets, dissolution or winding up of our company; and

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of preferred stock.

Subject to the provisions of any series of preferred stock, dividends payable on our common stock in cash or otherwise may be declared and paid on the shares of our common stock from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of our common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share therein.

In the event of any liquidation, dissolution or winding up of our company, after distribution and payment in full shall have been made to the holders of the preferred stock in accordance with the terms thereof, the remainder of our assets, if any, shall be distributed pro rata among the holders of our common stock.

Except as otherwise provided in any prospectus supplement, all shares of the same series of preferred stock will be identical with each other share of said stock. The shares of different series may differ, including as to rank, as may be provided in our certificate of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock. Unless otherwise provided in any prospectus supplement, all shares of preferred stock will be fully paid and non-assessable.

The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the amendment to our certificate of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. Any certificate of amendment to our certificate of incorporation or board resolution will be filed with the Secretary of State of the State of Delaware and with the SEC.

Redemption.  All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable prospectus supplement.

Conversion or Exchange.  Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or debt securities to the extent set forth in the applicable prospectus supplement.

Preemptive Rights.  No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

Voting Rights.  Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as indicated in the applicable prospectus supplement, the holders of common stock and the holders of all series of preferred stock will vote together as one class, except as otherwise provided by law and except as set forth below.

Common Stock

The following is a summary of the material terms and rights associated with our common stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware corporate law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law for a complete statement of the terms and rights of our common stock. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information.”

As of March 20, 2009, there were 27,291,684 shares of common stock outstanding that were held of record by approximately 7,300 stockholders. The holders of common stock, subject to the provisions of our bylaws and the General Corporation Law of the State of Delaware relating to the fixing of a record date, are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to the provisions of any series of preferred stock, dividends payable on our common stock in cash or otherwise may be declared and paid on the shares of our common stock from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of our common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share therein. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Computershare Limited is the transfer agent and registrar for our common stock. Our common stock is listed on the NYSE and the CSX under the symbol “SF.”

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and the CSX, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of our company through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of our company.

DESCRIPTION OF DEBT SECURITIES

This section describes some of the general terms of the debt securities that we may issue, either separately or upon exercise of a warrant. Each prospectus supplement will describe the particular terms of the debt securities we are offering under that supplement. Each prospectus supplement will also indicate the extent, if any, to which such general provisions may not apply to the particular debt securities we are offering under that supplement. When we refer to a prospectus supplement we are also referring to any applicable pricing supplement or any applicable free writing prospectus.

We will issue the debt securities under one or more indentures that will be entered into between us and a trustee that will be a qualified trustee under the Trust Indenture Act of 1939. We will file any such indenture with the SEC and will summarize the material provisions thereof in a prospectus supplement. We urge you to read any such indenture and the debt securities because they, and not this or any subsequently-filed description, define your rights as holders of the debt securities.

The debt securities will be our unsecured obligations. The debt securities may be referred to as debentures, notes or other unsecured evidences of indebtedness. We may issue the debt securities at various times in different series, each of which may have different terms.

The prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:

•	the title of the debt securities;

•	any limit on the amount of such debt securities that we may offer;

•	the price at which we are offering the debt securities. We will usually express the price as a percentage of the principal amount;

•	the amortization schedule, maturity date or retirement of the debt securities;

•	the interest rate per annum on the debt securities. We may specify a fixed rate or a variable rate, or we may offer debt securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity. We may also specify how the rate or rates on the debt securities will be determined and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date from which interest on the debt securities will accrue or how the dates will be determined;

•	the dates on which we will pay interest and the regular record dates for determining which holders are entitled to receive the interest;

•	the dates, if any, on which or after which, and the prices and other terms at which, we are required to redeem the debt securities or have the option to redeem the debt securities;

•	the circumstances, if any, under which we may be obligated to make an offer to repurchase the debt securities upon the occurrence of a change in control;

•	any provisions, if any, with respect to amortization, sinking funds or retirement;

•	any limitations, if any, on our right to defease our obligations under the debt securities by depositing cash or securities;

•	the amount that we would be required to pay if the maturity of the debt securities is accelerated, if that amount is other than the principal amount;

•	any additional restrictive covenants or other material terms relating to the debt securities;

•	the terms, if any, upon which the debt securities may be converted into or exchanged for common stock, preferred stock or debt securities;

•	any additional events of default that will apply to the debt securities;

•	currency or currencies, if other than the currency of the United States, in which principal and interest will be paid. If the currency will be determined under an index, the details concerning such index; and

•	other material terms of the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under warrant agreements to be entered into between us and a warrant agent that we will name in the applicable prospectus supplement or other offering material.

The prospectus supplement or other offering material relating to any warrants we are offering will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than our common stock or preferred stock or debt securities will not be exercisable until at least one year from the date of sale of the warrant.

The applicable prospectus supplement or other offering material will describe the specific terms of any warrant units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities and Exchange Act of 1934, as amended, which we incorporate by reference into this registration statement.

VALIDITY OF SECURITIES

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the authorization and validity of such securities will be passed upon for Stifel Financial Corp. by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Stifel Financial Corp. appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Stifel Financial Corp.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, and incorporated herein by reference. At December 31, 2007 and for each of the two years in the period then ended, the consolidated financial statements (including the schedule appearing therein) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

1,200,000 Shares

STIFEL FINANCIAL CORP.

Common Stock

PROSPECTUS SUPPLEMENT

Stifel Nicolaus

BofA Merrill Lynch

Fox-Pitt Kelton Cochran Caronia Waller

Keefe, Bruyette & Woods

September   , 2009